EX-FILLINGFEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Global Business Travel Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	$13,995,265.47	$92.70 per $1,000,000	$1,297.36
Fees Previously Paid
Total Transaction Valuation			$13,995,265.47
Total Fees Due for Filing			$1,297.36
Total Fee Offsets			$1,297.36	(3)
Net Fee Due			$0.00

Table 2—Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed		Fee paid with fee offset source
Fee Offset Claims		S-4	333-267339	September 9, 2022		$1,297.36	(3)
Fee Offset Sources	Global Business Travel Group, Inc.	S-4	333-267339		September 9, 2022			$1,297.36	(3)

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Global Business Travel Group, Inc. (the "Company") is offering holders of a total of 39,451,0673 warrants the opportunity to exchange such warrants and receive 0.275 shares of the Company's Class A common stock, par value $0.0001 per share ("Class A Common Stock") in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the warrants as reported on the New York Stock Exchange on September 1, 2022, which was $1.29 per warrant.

(2)	The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.

(3)	The Company previously paid $1,297.36 upon the initial filing of its Registration Statement on Form S-4 on September 9, 2022 in connection with the transaction reported hereby.